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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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(Name of Registrant as Specified In Its Charter)
HANOVER COMPRESSOR COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HANOVER COMPRESSOR COMPANY

Dear Fellow Stockholder:

You are invited to attend the 2006 Annual Meeting of Stockholders of Hanover Compressor Company on May 11, 2006, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of your Board of Directors as well as the senior management team.

The formal notice of the Annual Meeting and Proxy Statement and form of proxy that follows provides information regarding the matters to be voted on at the meeting as well as information on other items of interest to our stockholders.

Your vote is important. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the internet, we urge you to vote your shares electronically.

Thank you for your continued support, and we hope to see you at the 2006 Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

March 24, 2006

HANOVER COMPRESSOR COMPANY NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hanover Compressor Company:

The 2006 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation, will be held at 9:00 a.m. local time on Thursday, May 11, 2006, at the Omni Hotel, Four Riverway, Houston, Texas 77056, for the following purposes:

•	to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover Compressor Company’s independent registered public accounting firm for fiscal year 2006;

•	to approve the Hanover Compressor Company 2006 Stock Incentive Plan; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 20, 2006, as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or internet voting procedures, or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Gary M. Wilson
Corporate Secretary

Houston, Texas
March 24, 2006

2006 PROXY STATEMENT

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2006

HANOVER COMPRESSOR COMPANY
12001 North Houston Rosslyn
Houston, Texas 77086

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2006 Annual Meeting of Stockholders (the “2006 Stockholders’ Meeting”). The meeting will begin promptly at 9:00 a.m. local time on Thursday, May 11, 2006, at the Omni Hotel, Four Riverway, Houston, Texas 77056. This Proxy Statement and form of proxy is first being mailed to stockholders on or about March 28, 2006, and is accompanied by our 2005 Annual Report. Hanover Compressor Company, a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Hanover” or the “Company.”

Agenda

The 2006 Stockholders’ Meeting will be held for the following purposes:

1. to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover Compressor Company’s independent registered public accounting firm for fiscal year 2006;

3. to approve the Hanover Compressor Company 2006 Stock Incentive Plan; and

4. to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 20, 2006, are entitled to notice of and to vote at the 2006 Stockholders’ Meeting. At the close of business on March 20, 2006, there were 102,104,223 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote at the 2006 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at the principal executive offices of Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will constitute a quorum for the 2006 Stockholders’ Meeting. Under the Company’s Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the current rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the election of directors and ratification of the Company’s independent registered public accounting firm even if the broker has not received instructions from you; however, your broker cannot vote your shares with respect to the Hanover Compressor Company 2006 Stock Incentive Plan if the broker has not received instructions from you.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement.

Proposal	Required Vote

Proposal 1 — Election of nine members to the Board of Directors	A plurality of the votes cast is required to elect each director nominee; however, the Company’s Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for Board consideration. For additional information on the Company’s policy with regard to nominees who receive more votes “withheld” than “for” such nominee, please see the excerpt from the Company’s Governance Principles concerning Shareholder Election of Directors included in this Proxy Statement as Appendix A.

Proposal 2 — Ratification of the reappointment of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for fiscal year 2006	Ratification requires the affirmative vote of a majority of the votes cast. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.

Proposal 3 — Approval of the Hanover Compressor Company 2006 Stock Incentive Plan	Approval requires the affirmative vote of a majority of the votes cast and the total number of votes cast must represent over 50% of the total shares outstanding. “Broker non-votes” will not be treated as votes cast. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.

For any other matters that may be properly presented for consideration at the 2006 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2006 Stockholders’ Meeting.

401(k) Holdings

Shares of our Common Stock held through The Hanover Companies Retirement and Savings Plan (the “Hanover 401(k) Plan”) will be voted by the Trustee, AMVESCAP Retirement, Inc., as directed by the participants in the Hanover 401(k) Plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the Trustee of the Hanover 401(k) Plan and will not be considered present for purposes of establishing a quorum.

How to Vote Your Proxy

Because many stockholders cannot attend the 2006 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by the following three methods:

•	over the internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card depending on how you hold your shares. You should complete and return each proxy provided to you. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Company’s Corporate Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting.

The Corporate Secretary may be contacted at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by our employees, who will not receive additional compensation for any such solicitation. D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies at a fee of approximately $7,500, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of our Common Stock that are held of record by such brokers and fiduciaries and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

At the 2006 Stockholders’ Meeting, nine directors are nominated to be elected to the Board of Directors, to hold office until our next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Nominees for Director

Information concerning the name, age, and background of the nominees for election to the Board of Directors is set forth below. Ages are stated as of March 20, 2006. With the exception of Mr. Sheikh, each of the nominees named below was elected a director at the 2005 Annual Stockholders’ Meeting.

I. Jon Brumley, 67, has served as a director of the Company since February 2002. Mr. Brumley is Chairman and director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served as Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker & Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including having previously served as Chairman of XTO Energy Inc. (formerly Cross Timbers Oil Company) and President and Chief Executive Officer of Southland Royalty Company.

Ted Collins, Jr., 67, has served as a director of the Company since April 1992. Mr. Collins has been a private investor, primarily energy related, since June 2000. From January 1988 to July 2000, he was President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Company and Energy Transfer Partners, LLC.

Margaret K. Dorman, 42, has served as a director of the Company since February 2004. Ms. Dorman is Senior Vice President, Chief Financial Officer and Treasurer of Smith International, Inc., a position she has held since 1999. While at Smith International, Ms. Dorman also served as Vice President, Controller and Assistant Treasurer from 1998 to 1999 and as Director of Financial Planning and Reporting from 1995 to 1998. Prior to joining Smith International, Ms. Dorman was Corporate Controller at Landmark Graphics Corporation from 1992 to 1995. Ms. Dorman began her career in 1985 as an auditor with Ernst & Young LLP.

Robert R. Furgason, 70, has served as a director of the Company since May 1995. In January 2005, Dr. Furgason assumed the role of Director of the Harte Research Institute for Gulf of Mexico Studies at Texas

A&M University — Corpus Christi after having served as the President of Texas A&M University — Corpus Christi since 1990. He was Vice Chancellor of Academic Affairs and Professor of Chemical Engineering at the University of Nebraska from 1984 to 1990 and previously held a series of faculty and administrative positions at various universities and has held positions with B.F. Goodrich Chemical Co., Escuela Politecnica Nacional Universidad, Quito, Ecuador, Martin-Marietta (Lockhead-Martin) and Phillips Petroleum. Dr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, serves on a number of other accreditation, policy and civic boards, and is a director of American Bank in Corpus Christi.

Victor E. Grijalva, 67, has served as a director of the Company since February 2002 and served as Chairman of the Board from 2002 to May 2005. From August 2 to August 19, 2002, Mr. Grijalva also served as interim President and Chief Executive Officer of the Company. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer and, after a number of overseas assignments, served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services Worldwide before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001. Mr. Grijalva is also a director of Transocean, Inc.

Gordon T. Hall, 46, has served as a director of the Company since March 2002 and Chairman of the Board since May 19, 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to joining First Boston Corporation, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is also a director of Hydril Company, is a member of the Advisory Board for Legacy Partners Group LLC, and serves as a director of a privately held company and several non-profit organizations.

John E. Jackson, 47, has been a director since July 2004 and has served as President and Chief Executive Officer of the Company since October 2004. Mr. Jackson joined the Company in January 2002 as Senior Vice President and Chief Financial Officer. Previously, Mr. Jackson was Vice President and Chief Financial Officer of Duke Energy Field Services, a joint venture of Duke Energy and ConocoPhillips (formerly Phillips Petroleum). Mr. Jackson joined Duke Energy Field Services as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining Duke Energy Field Services, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999.

Stephen M. Pazuk, 62, has served as a director of the Company since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. He worked as a senior tax professional with Price Waterhouse & Co. from 1965 to 1968. Mr. Pazuk currently serves on the board of several privately-held companies.

L. Ali Sheikh, 57, was elected a director of the Company effective March 20, 2006. Mr. Sheikh is President, Chief Operating Officer, and co-founder of SND Energy Company, Inc. (since 1989) and SND Energy Acquisition, L.P. (since 1996) and also serves as director and limited partner, respectively. In addition, Mr. Sheikh has served since 2000 as President, Chief Operating Officer, co-founder and member of Topcat Oilfield Services, LLC and Topcat Wells Services, LLC. Mr. Sheikh began his career as a geologist and from 1991 to 1993, was Vice President and Manager of Golden Spike Indonesia, a subsidiary of Union Pacific Resources, and from 1979 to 1989, was a Vice President of Sun Exploration and Production Company, managing various aspects of operations in the Far East, Africa, and South America.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING CORPORATE GOVERNANCE,
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board of Directors has designated an Audit Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Management Development and Compensation Committee to assist in the discharge of the Board’s responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms. The Board and the committees of the Board are governed by the Company’s Code of Ethics, Governance Principles and Committee Charters, which are reviewed by the Board annually and are available to the public on our web site at www.hanover-co.com or in print by submitting a written request to Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

Independence

The Board annually evaluates the independence and financial expertise of the members of the Board and has determined that all directors are independent with the exception of Ted Collins, Jr. and John E. Jackson. Although Mr. Collins meets the New York Stock Exchange’s guidelines for independence, the Board, in its discretion, determined in July 2005 that the level of commercial transactions between Hanover and Energy Transfer Group, LLC (“ETG”), which is approximately 15% owned by Mr. Collins, had increased during 2005 to a level that warranted such determination. Mr. Collins’ interest in ETG is more fully described in this Proxy Statement in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” on page 24. Mr. Jackson is not independent by virtue of his role as President and Chief Executive Officer of the Company. The Board’s determination relating to the independence and financial expertise of its members is based on applicable laws, regulations, the Company’s Governance Principles, the rules of the New York Stock Exchange and a review of any direct or indirect relationships between each director or his or her immediate family and the Company. The Board’s standards for independence are included in the Governance Principles and are attached to this Proxy Statement as Appendix B.

Lead Independent Director and Executive Sessions of the Board

Victor Grijalva served as Chairman of the Board and lead independent director through May 19, 2005. Upon Mr. Grijalva’s retirement from these positions, he was succeeded by Gordon Hall. As Chairman and lead independent director, Mr. Hall presides over the executive sessions of the Board, which are attended by non-management directors only and are held at every regularly scheduled Board meeting.

Communication with the Board

Stockholders may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary. All written inquiries will be immediately forwarded to the Chairman of the Board.

Committees

Audit Committee

Purpose.  The Audit Committee has been appointed by the Board to help ensure the accuracy and completeness of our financial statements; to evaluate the independence, qualifications and performance of our independent registered public accounting firm, including the approval of audit and permitted non-audit services (including fees) performed by the independent auditors; and to review with management Hanover’s plan to evaluate the effectiveness of our internal control over financial reporting, our internal audit function and our disclosure controls and procedures. The Audit Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “Governance” above.

Members.	Jon Brumley
Margaret Dorman (Chair)
Gordon Hall
Alvin Shoemaker (not standing for re-election)

The Board has determined that each member of the Audit Committee is independent, possesses the requisite financial literacy to serve on the committee, and does not serve on the audit committee of more than two public companies. Based on Ms. Dorman’s position as Chief Financial Officer of Smith International and Mr. Hall’s prior experience as an analyst with Credit Suisse First Boston, the Board determined that Ms. Dorman and Mr. Hall both qualify as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. A Report of the Audit Committee is included in this Proxy Statement at page 25.

Finance Committee

Purpose.  The Finance Committee has been charged with the responsibility to assist the Board in its oversight of debt and equity offerings, capital management, foreign currency management and other financial matters.

Members.	Ted Collins
Gordon Hall
Stephen Pazuk (Co-Chair)
Alvin Shoemaker (Co-Chair) (not standing for re-election)

Management Development and Compensation Committee

Purpose.  The Management Development and Compensation Committee (the “Compensation Committee”) has been appointed by the Board to oversee the development and implementation of the Company’s compensation philosophy and strategy with the goals of attracting the executive talent required to achieve corporate objectives and linking pay and performance. A Report of the Compensation Committee is included in this Proxy Statement at page 26.

Members.	Jon Brumley (Chair)
Robert Furgason
Victor Grijalva
Stephen Pazuk

The Board has determined each member of the Compensation Committee to be independent.

Nominating and Corporate Governance Committee

Purpose.  The Nominating and Corporate Governance Committee (“Governance Committee”) has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition and compensation of the Board and its committees, and review and implement the Company’s Governance Principles.

Members.	Margaret Dorman
Robert Furgason
Victor Grijalva (Chair)
Gordon Hall

The Board has determined each member of the Governance Committee to be independent. Ted Collins served on the Governance Committee until July 2005, at which time the Board determined he was no longer independent.

Attendance at Meetings

The Board and its committees held the following number of meetings during 2005:

Board	7
Board Action by Unanimous Written Consent	2
Audit Committee	4	*
Finance Committee	3
Management Development and Compensation Committee	7
Nominating and Governance Committee	4

*	Excludes quarterly telephonic conferences to review the Company’s quarterly results and earnings releases.

We expect members of the Board to attend all meetings. The directors (as a group) attended 97% of the aggregate number of meetings of the Board and Board committees on which they served during 2005. All directors standing for re-election individually attended at least 93% of the aggregate number of meetings of the Board and Board committees on which they served during 2005. Although attendance is mandatory only for the Chairman of the Board, directors are also encouraged to attend the annual meeting of stockholders, and all directors attended the annual stockholders’ meeting held on May 19, 2005.

Compensation of Directors

For fiscal year 2005, the Governance Committee recommended and the Board approved remuneration for non-employee members of the Board that was composed of cash, restricted stock and stock options. The directors (other than John Jackson) receive a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments) plus the reimbursement of expenses incurred for attendance at the meetings of the Board and its committees. The chair of the Audit Committee also receives an annual retainer of $10,000 (payable in four equal quarterly installments) and the chairmen of the Compensation, Finance and Governance Committees each receive an annual retainer of $5,000 (payable in four equal quarterly installments). From January through May 2005, directors (other than the Chairman of the Board and John Jackson) also received $1,000 per in person meeting attended and $1,000 per telephone meeting attended (if such meeting exceeded one hour in duration), with meeting fees subject to a maximum payment of $1,000 per day. In July 2005, the meeting fees were adjusted to $1,000 per meeting attended, whether in person or by telephone, without regard to duration, and with no per diem cap.

In addition to the annual $30,000 retainer paid to directors described above, Gordon Hall also receives $120,000 per year (payable in four equal quarterly installments) for his services as Chairman of the Board. The Chairman of the Board is not paid for meeting attendance.

On July 8, 2005, each non-employee director was granted 5,000 shares of restricted stock as well as non-qualified options to purchase 6,000 shares of Common Stock at a price of $11.98 per share, the closing market price on the grant date. Such restricted stock and stock options vest at the rate of one-third per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Directors are required to retain their restricted stock (except for sales to provide for the payment of taxes due upon vesting) until their service as a director concludes.

John Jackson receives compensation for his services as an executive officer of the Company and does not receive additional compensation for his services as a director.

Set forth below is a summary of the dollar values of the total annual compensation attributable to each non-employee director’s service to Hanover during 2005. Excluding the $120,000 cash retainer fee paid to the Chairman of the Board, the average director’s cash compensation is approximately 32% and long-term incentive compensation is approximately 68% of the average of our directors’ total compensation. By providing a substantial portion of total compensation in the form of equity, director pay is more strongly linked to Company performance. The actual value of stock options and restricted stock ultimately realized by each director will vary based on fluctuations in the market price of our Common Stock.

Total Non-Employee Director Compensation — 2005

	Cash Compensation
		Chairman and		Long Term Incentive Awards
		Committee	Meeting	Stock	Restricted
	Board	Chair Retainer	Fees	Options	Stock
	Retainer	(1)	(2)	(3)	(4)	Total

I. Jon Brumley	$30,000	$6,875	$12,000	$30,484	$59,900	$139,259
Ted Collins, Jr.	30,000	—	9,000	30,484	59,900	129,384
Margaret K. Dorman	30,000	6,250	10,000	30,484	59,900	136,634
Robert R. Furgason	30,000	1,875	12,000	30,484	59,900	134,259
Victor E. Grijalva	30,000	48,125	8,000	30,484	59,900	176,509
Gordon T. Hall	30,000	76,875	3,000	30,484	59,900	200,259
Stephen M. Pazuk	30,000	3,125	12,000	30,484	59,900	135,509
L. Ali Sheikh (elected March 20, 2006)	N/A	N/A	N/A	N/A	N/A	N/A
Alvin V. Shoemaker (not standing for reelection)	30,000	5,000	9,000	30,484	59,900	134,384

(1)	Chair retainers have been prorated to reflect the following service: Jon Brumley served as chair of the Audit Committee from January to May and assumed chair of the Compensation Committee beginning in May; Margaret Dorman assumed chair of the Audit Committee in May; Robert Furgason served as chair of the Compensation Committee from January to May; Victor Grijalva served as Chairman of the Board from January to May; Gordon Hall served as co-chair of the Finance Committee from January to May and assumed the role of Chairman of the Board in May; Stephen Pazuk assumed co-chair of the Finance Committee in May.

(2)	The meeting fees reflect changes that became effective in July 2005. The Chairman of the Board is not eligible to receive meeting fees; therefore, Victor Grijalva was not paid meeting fees from January through May, and upon assuming the Chairman position in May, Mr. Hall was no longer paid meeting fees.

(3)	The amounts shown are based on the Black-Scholes value of the 2005 award of 6,000 non-qualified options to each director. The actual value of stock options is dependent on the Company’s performance and fluctuations in the market price of the Company’s Common Stock.

(4)	The amounts shown are based on $11.98 per share, the closing market price on July 8, 2005, the date of grant for the 5,000 shares of restricted stock awarded to each director. Except to the extent necessary to meet the tax obligation upon vesting, restricted stock must be retained by a director until service as a director concludes. The actual value of restricted stock ultimately realized by each director will vary based on fluctuations in the market price of the Company’s Common Stock.

Director Qualifications and Nominations

Stockholders may propose director nominees to the Governance Committee (for consideration for election at the 2007 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 34, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086; Attention: Corporate Secretary.

Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards, the existing size and composition of the Board and Board balance interests. The Governance Committee believes that all Board members should, at a minimum, possess the following qualifications: (i) the highest personal and professional ethics and integrity and outstanding judgment, skill and expertise in matters relevant to our business; (ii) competence in areas of particular importance to us such as finance, accounting, international business, and relevant technical expertise; (iii) a commitment to enhancing the long-term interests of our stockholders as a whole and not biased toward the interests of any particular segment of the stockholder or employee population; and (iv) the willingness to devote sufficient time to carrying out their duties and responsibilities effectively. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meeting. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to Hanover’s Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law or the rules of the NYSE, our certificate of incorporation and bylaws and our Governance Principles.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Jon Brumley, Robert Furgason, Victor Grijalva, and Stephen Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.
BENEFICIAL OWNERSHIP OF COMMON STOCK

5% Stockholders

The following table provides information about beneficial owners known to the Company as of March 20, 2006, of more than 5% of the outstanding Common Stock (“5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. This information is based upon statements that have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or Section 13(g) under the Securities Exchange Act of 1934 or other information provided to the Company.

	Number of Shares		Approximate
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class

Dimensional Fund Advisors Inc.	7,060,881	(1)	6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
EGI-HC, L.L.C.	9,375,000	(2)	9.2%
Two North Riverside Plaza, Suite 600
Chicago, Illinois 60606
T. Rowe Price Associates, Inc.	6,128,600	(3)	6.0%
100 East Pratt Street
Baltimore, Maryland 21202
ValueAct Capital Master Fund, L.P.	6,754,300	(4)	6.6%
435 Pacific Avenue, Fourth Floor
San Francisco, California 94133

(1)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and as such provides investment advice to certain investment companies and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Hanover that are owned by the Funds and may be deemed to be the beneficial owner. All securities reported in the table above are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(2)	EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”) is the managing member of EGI-HC, L.L.C., a Delaware limited liability company (“EGI-HC”). SZ Investments, L.L.C., a Delaware limited liability company (“SZI”) is the managing member of Fund 05-07. SZI is indirectly owned by various trusts established for the benefit of Samuel Zell and his family (the “Trusts”). The trustee of each of the Trusts is Chai Trust Company, L.L.C., an Illinois limited liability company (“Chai Trust”). Fund 05-07, SZI, EGI-HC and Chai Trust share voting power and dispositive power over the shares owned beneficially by them.

(3)	T. Rowe Price Associates, Inc. (“TRP”) reports sole voting power with respect to 751,200 shares and sole investment power with respect to all shares. TRP serves as an investment advisor to individual and institutional clients and does not serve as custodian of the assets of any of its clients. With respect to securities owned by any one of the registered investment companies sponsored by TRP, only State Street Bank and Trust Company, as custodian, has the right to receive any dividends or proceeds from the sale of such securities. No other person is known to have such right, except that the shareholders of these funds participate proportionately in any dividends and distributions so paid. Any and all discretionary authority that has been delegated to TRP may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to TRP’s investment advice.

(4)	Reflects share ownership reported by ValueAct Capital Master Fund, L.P.; ValueAct Capital Partners Co-Investors, L.P.; VA Partners, L.L.C.; Jeffrey W. Ubben; George F. Hamel, Jr.; and Peter H. Kamin.

ValueAct Capital Master Fund, L.P. is a limited partnership organized under the laws of the British Virgin Islands. ValueAct Capital Partners Co-Investors, L.P. is a Delaware limited partnership. VA Partners, LLC is a Delaware limited liability company, the principal business of which is to serve as the General Partner to both ValueAct Capital Master Fund, L.P. and ValueAct Capital Partners Co-Investors, L.P. Messrs. Ubben, Hamel and Kamin are each managing members, principal owners and controlling persons of VA Partners, L.L.C. ValueAct Capital Master Fund, L.P. is the beneficial owner of 6,714,834 shares of Common Stock and ValueAct Capital Partners Co-Investors, L.P. is the beneficial owner of 39,466 shares of Common Stock. Through their association, VA Partners, L.L.C. and each of the Managing Members may be deemed the beneficial owner of such shares.

Officers and Directors

The following table provides information, as of March 20, 2006, regarding the beneficial ownership of our Common Stock by each of our directors, each of our executive officers named in the “Summary Compensation Table” appearing on page 20 of this Proxy Statement, and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares	Vested	Unvested					Percent
	Owned	Restricted	Restricted	Stock	Indirect		Total	of
Name of Beneficial Owner	Directly	Stock(1)	Stock(2)	Options(3)	Ownership		Ownership	Class

Non-Employee Directors
I. Jon Brumley	31,000	3,667	10,333	10,185	—		55,185	*
Ted Collins, Jr.	334,631	3,667	10,333	10,185	6,000	(4)	364,816	*
Margaret K. Dorman	—	3,667	10,333	4,000	—		18,000	*
Robert R. Furgason	13,600	3,667	10,333	10,185	400	(5)	38,185	*
Victor E. Grijalva	60,000	6,667	14,333	119,167	—		200,167	*
Gordon T. Hall	51,600	3,667	10,333	10,185	—		75,785	*
Stephen M. Pazuk	—	3,667	10,333	4,000	—		18,000	*
L. Ali Sheikh (elected 3/20/06)	—	—	—	—	—		—	*
Alvin V. Shoemaker (not standing for reelection)	277,664	3,667	10,333	10,185	20,292	(6)	322,141	*
Officers
John E. Jackson	1,649	62,929	185,686	148,955	—		399,219	*
Gary M. Wilson	—	6,189	38,567	5,622	—		50,378	*
Brian A. Matusek	9,599	11,023	39,480	2,811			62,913	*
Lee E. Beckelman	1,000	6,629	30,650	5,517	—		43,796	*
Norman A. Mckay	—	3,000	16,000	—	—		19,000	*
All directors and executive officers as a group (18 persons)							1,836,599	1.8%

*	Less than 1%

(1)	Pursuant to the Company’s stock ownership guidelines, non-employee directors must retain restricted stock (except for sales to provide for the payment of taxes due upon vesting) until their service as a director concludes.

(2)	Restricted stock awards vest on the anniversary date of grant, have no less than a three year vesting period from the original date of grant and are subject to the following terms:

(a)	Non-employee directors have voting power, but not dispositive power (except to the extent necessary to meet the tax obligation upon vesting) until their service as a director concludes.

(b)	Officers have voting power and once vested, dispositive power (subject to the Company’s stock ownership guidelines as described on page 31 of this Proxy Statement).

(3)	Shares that can be acquired immediately or within 60 days of March 20, 2006 through the exercise of stock options.

(4)	Shares held in trust for the benefit Mr. Collins’ two children; Mr. Collins is the trustee of such trust but disclaims beneficial ownership.

(5)	Shares held by Dr. Furgason’s wife. Dr. Furgason disclaims beneficial ownership of these shares.

(6)	Includes 10,292 shares held by Shoemaker Family Partners L.P. and 10,000 shares held by the Shoemaker 1998 Descendents Trust, both of which Mr. Shoemaker is associated and may be deemed a beneficial owner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file reports with the SEC and the Company disclosing their initial beneficial ownership of Common Stock and changes in such ownership. Based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2005, all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them.
PROPOSAL 2

RATIFICATION OF REAPPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We intend to engage PricewaterhouseCoopers LLP to audit our financial statements for fiscal year 2006. PricewaterhouseCoopers LLP audited our financial statements for fiscal year 2005 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee and the Board of Directors.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP, and the member firms of PricewaterhouseCoopers and their respective affiliates (collectively, “PwC”) that were charged or allocated to us for 2005 and 2004:

Types of Fees	FY 2005	FY 2004
	(In thousands)

Audit fees(a)	$3,724	$5,265
Audit-related fees(b)	47	46
Tax fees(c)	147	498
All other fees(d)	2	2

Total fees:	$3,920	$5,811

(a)	Audit fees include fees billed by PwC related to audits and reviews of financial statements that we are required to file with the SEC, audit of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services which PwC provides as our principal auditor, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Audit-related fees include fees billed by PwC related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(c)	Tax fees include fees billed by PwC primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by PwC related to software licensing agreements.

To safeguard the continued independence of the independent registered public accounting firm, the Audit Committee has adopted a policy to prevent our independent registered public accounting firm from providing services to us that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy provides that independent registered public accounting firms are only permitted to provide services to us that have been pre-approved by the Audit Committee. Under this policy, all audit services require advance approval by the Audit Committee. All other services by the independent registered public accounting firm that fall within certain designated dollar thresholds have been pre-approved under the policy. Different dollar thresholds apply to the four categories of pre-approved services specified in the policy (Audit, Audit-Related, Tax and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. All services performed by independent registered public accounting firms under engagements in 2005 were either approved by the Audit Committee or approved pursuant to its pre-approval policy, and none was approved pursuant to the de minimus exception to the rules and regulations of the SEC on pre-approval.

Vote Regarding the Ratification of the Reappointment of the
Independent Registered Public Accounting Firm

Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by the Company’s charter or bylaws. Our Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to attend the 2006 Stockholders’ Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
RATIFICATION OF THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.
PROPOSAL 3

APPROVAL OF HANOVER COMPRESSOR COMPANY
2006 STOCK INCENTIVE PLAN

At the 2006 Stockholders’ Meeting, the stockholders are asked to approve the adoption of the Hanover Compressor Company 2006 Stock Incentive Plan (the “2006 Plan”), a copy of which is included in this Proxy Statement as Appendix C.

The Board of Directors unanimously adopted the 2006 Plan on January 20, 2006, subject to stockholder approval. Upon stockholder approval of the 2006 Plan, the Board has determined to terminate the authority to make future grants under all existing equity plans. If the 2006 Plan is not approved by the stockholders of the Company, awards will continue to be made from the Company’s existing equity plans and no awards will be granted under the 2006 Plan.

The 2006 Plan is designed to enable the Company and its affiliates to provide a means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance designed to improve operating results and enhance stockholder value. Accordingly, the 2006 Plan provides for discretionary grants of Options, Restricted

Stock, Restricted Stock Units, Stock Appreciation Rights, or Performance Awards, hereinafter referred to as an “Award.”

Below is information on the Company’s prior equity plans and a summary of the terms of the 2006 Plan, which is qualified in its entirety by reference to the full text of the 2006 Plan. No benefits or amounts have been granted, awarded or received under the 2006 Plan. Awards under the 2006 Plan are discretionary; therefore, no Awards are determinable at this time. Since the Company’s directors and executive officers are eligible to receive Awards under the 2006 Plan, such directors and executive officers may be considered to have an interest in the approval of the 2006 Plan.

Stockholder approval of the 2006 Plan is required for listing of the shares for trading on the NYSE and as a condition to the effectiveness of the 2006 Plan. Stockholder approval is also required so that incentive stock options under the 2006 Plan will qualify under section 422 of the Internal Revenue Code (the “Code”) and so that certain Awards under the 2006 Plan will qualify as performance-based compensation under section 162(m) of the Code. If the stockholders approve the 2006 Plan, the Company intends to register the shares issuable pursuant to the 2006 Plan under the Securities Act of 1933 as soon as practicable.

EQUITY COMPENSATION PLAN INFORMATION

The equity compensation plans and agreements discussed in this section are referred to collectively as the “Equity Compensation Plans.” The table below provides information as of December 31, 2005 with respect to shares of our Common Stock that may be issued under the following Equity Compensation Plans of the Company: the 1997 Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Equity Incentive Plan and the 2003 Stock Incentive Plan. The table also includes information with respect to shares of our Common Stock subject to outstanding options that were granted prior to our initial public offering in 1997 under the 1996 Employee Stock Option Plan and a Stock Option Agreement entered into by and between Hanover and Glenn Wind (the “Wind Agreement”). The Company terminated authority to make grants under all non-shareholder approved plans in May 2003, and currently the Compensation Committee has authority to make future grants only under the 1997 Stock Option Plan, the 2001 Equity Incentive Plan and the 2003 Stock Incentive Plan.

		Weighted-	Number of Securities
		Average Exercise	Remaining Available for
	Number of Securities to be	Price of	Future Issuance under
	Issued upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,453,906	$11.78	1,167,715	(3)
Equity compensation plans not approved by security holders(2)	566,851	$11.73	—	(4)

Total	3,020,757	$11.77	1,167,715

(1)	Composed of the 2003 Stock Incentive Plan, the 2001 Equity Incentive Plan and the 1997 Stock Option Plan. In addition, as of December 31, 2005, there were 1,357,202 shares of restricted stock outstanding granted under the 2003 Stock Incentive Plan and the 2001 Equity Incentive Plan.

(2)	Composed of all of the Equity Compensation Plans except the 2003 Stock Incentive Plan, the 2001 Equity Incentive Plan and the 1997 Stock Option Plan.

(3)	Under terms of the 1997 Stock Option Plan, Hanover may grant awards of restricted stock in addition to options. Under the terms of the 2001 Equity Incentive Plan, Hanover may grant awards of restricted stock in addition to options, although no more than 1.0 million of the 1.5 million shares authorized under such plan may be issued pursuant to awards of restricted stock. Under the terms of the 2003 Stock Incentive Plan, Hanover may grant awards of restricted stock and performance awards in addition to options. Upon approval of the 2006 Plan, the Board of Directors will terminate any existing authority to make future grants under all existing plans other than the 2006 Plan.

(4)	The Board of Directors terminated any existing authority to make future grants under these plans on May 15, 2003.

As of March 20, 2006, there was an aggregate of 2,808,171 shares of Common Stock subject to options that were outstanding under the Company’s Equity Compensation Plans, at a weighted average exercise price of $11.94 per share with a weighted average term to expiration of 5.2 years. In addition, 1,308,502 shares of restricted stock have been issued under the Company’s Equity Compensation Plans.

As indicated in footnote (3) of the table above, upon approval of the 2006 Plan, the Board of Directors will terminate any existing authority to make future grants under the 1997 Stock Option Plan, the 2001 Equity Incentive Plan and the 2003 Stock Incentive Plan. As of March 20, 2006, there were 1,275,691 shares of Common Stock under these plans available for issuance that were not subject to outstanding awards.

The Equity Compensation Plans that have not been approved by security holders are described below. The 1996 Employee Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, and the 1999 Stock Option Plan have the following material features: (1) awards under such plans are limited to stock options and were made, depending on the terms of each plan, to the Company’s officers, directors, employees, advisors and consultants; (2) unless otherwise set forth in any applicable stock option agreement and depending on the terms of each plan, the stock options vest over a period of up to five years; (3) the term of the stock options granted under the plans may not exceed 10 years; and (4) no additional grants may be made under these plans. The Wind Agreement has the following material features: (1) awards are limited to stock options and were made to the specific person named in the agreement; (2) the stock options vest over a period of five years from the date of the agreement; (3) the term of the stock options granted under the agreement is 10 years; and (4) no additional grants may be made under the agreement.

Additional information as of December 31, 2005 about the Equity Compensation Plans that have not been approved by stockholders is provided in the following table.

			Number of Shares
		Shares Previously	Reserved for Issuance	Weighted-	Shares
	Number of	Issued Pursuant to	Upon the Exercise of	Average	Available
	Shares	Stock Option	Outstanding Stock	Exercise	for Future
Plan or Agreement Name	Issuable(#)	Exercises(#)	Options(#)	Price($)	Grants(#)

1996 Employee Stock Option Plan	116,920	66,148	47,084	$5.70	*
Glenn Wind Stock Option Agreement	47,400	41,472	5,928	$0.003	*
1998 Stock Option Plan	520,000	45,678	224,373	$13.37	**
December 9, 1998 Stock Option Plan	700,000	436,060	172,138	$9.75	**
1999 Stock Option Plan	600,000	27,532	117,328	$14.50	**

*	The authority to make future grants under these plans was terminated upon our initial public offering in 1997.

**	The Board of Directors terminated authority to make future grants under these plans on May 15, 2003.

2006 PLAN SUMMARY

This summary is qualified in its entirety by reference to the full text of the 2006 Plan, which is attached to this Proxy Statement as Appendix C.

Number of Shares Subject to the 2006 Plan and Award Limits

The maximum number of shares of Common Stock that will be available for issuance under the 2006 Plan is 6,000,000 shares. Any shares of Common Stock issued or reserved for issuance under the 2006 Plan will be counted against this limit. If Awards under the 2006 Plan expire or are cancelled, forfeited, settled in cash or otherwise terminated without issuing the underlying shares of Common Stock, such shares will again become available for future Awards under the 2006 Plan. Further, if issued but unvested shares of Restricted Stock are forfeited, such shares will again become available for future Awards under the 2006 Plan. Shares of Common Stock withheld to satisfy tax withholding obligations or to pay the exercise price of an Option will be counted against the above-referenced limit and will not become available for future grants under the 2006 Plan. The maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 500,000 shares. The maximum amount of compensation that may be paid under all Awards granted to any one individual during a calendar year may not exceed $5,000,000. As of March 20, 2006, the closing price of the Common Stock of the Company as quoted on the NYSE was $16.65.

Administration

The 2006 Plan will be administered by the Management Development and Compensation Committee (the “Committee”), which will have full authority, subject to the terms of the 2006 Plan, to make all determinations necessary or advisable for administering the 2006 Plan. The Committee may delegate to an officer of the Company the authority to grant Awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. The Committee will delegate to the Governance Committee of the Board the authority to make Awards to directors.

With respect to any director or employee who is resident outside of the United States, the Committee may amend or vary the terms of the 2006 Plan to conform such terms to the requirements of local law and to meet the goals and objectives of the 2006 Plan. In addition, the Committee may establish administrative rules and procedures to facilitate the operation of the 2006 Plan in such non-U.S. jurisdictions. The Committee may establish one or more sub-plans of the 2006 Plan for these purposes.

Eligibility

Subject to its delegation of power to the Governance Committee, the Committee in its sole discretion may from time to time grant Awards to any individual who, at the time of grant, is an employee or director. As of December 31, 2005, approximately 6,250 employees (including employee directors and executive officers) and 8 non-employee directors of the Company would have been eligible to participate in the 2006 Plan if the plan had been in effect as of that date.

Term of 2006 Plan

The 2006 Plan will become effective upon the date of stockholder approval. Notwithstanding any provision in the 2006 Plan, no Award will be granted prior to stockholder approval. No additional Awards may be granted under the 2006 Plan after 10 years from the effective date of the 2006 Plan. The 2006 Plan will remain in effect until all Awards granted thereunder have been exercised or expired, vested or forfeited, and/or satisfied or expired.

Options

Stock options entitle the participant to purchase shares of Common Stock at a price no less than the fair market value of the Company’s Common Stock on the date of grant. Options may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The Award notice may specify that the option price is payable (a) in cash, (b) by a check acceptable to the Company, (c) by the delivery of a number of already-owned shares of the Common Stock having a fair market value equal to such option price, provided such shares have been owned for more than six months by the participant, (d) by execution of a “cashless broker exercise”, or (e) any combination of the foregoing. No stock option may be exercised more than 10 years from the date of grant. Each grant may specify a period of continuous employment or service with the Company that is necessary before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted Stock awarded under the 2006 Plan results in the immediate transfer of stock, subject to certain restrictions on disposition, by the Company to the participant. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (a) the Company will retain custody of the Restricted Stock until the restrictions have expired; (b) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (c) a breach of the terms and conditions established by the Committee pursuant to the Award notice will cause a forfeiture of the Restricted Stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by the Committee: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with the Company and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

Restricted Stock Units

Restricted Stock Units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with the Company and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) a combination of any of the foregoing. Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee. The participant will not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the Award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Settlement of Restricted Stock Units awarded may be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee.

Stock Appreciation Rights

Stock Appreciation Rights will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with the Company and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (d) a combination of any of the foregoing. Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

The exercise price of the Stock Appreciation Rights will not be less than the fair market value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon exercise of the Stock Appreciation Rights, the participant will then be entitled to receive payment in an amount equal to: (i) the difference between the fair market value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Settlement of Stock Appreciation Rights awarded may be in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee.

Performance Awards

The Committee will establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance

Award will be measured. A Performance Award will be contingent upon future performance of the Company or any affiliate, division, or department thereof during the performance period. With respect to any Performance Award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee will establish the performance measures applicable to such performance either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the Performance Award will be based upon the participant’s continued employment with the Company and its affiliates or continued service as a director for a specified period of time and (i) the attainment of one or more performance measures; (ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iii) a combination of any of the foregoing. Following the end of the performance period, the holder of a Performance Award will be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment will be based on the fair market value of a share of Common Stock on the payment date.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or disability, all then outstanding Awards will immediately vest in full and all restrictions applicable to such Awards will terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. Upon a participant’s retirement, all Options then outstanding will immediately vest in full. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a participant’s Awards under the 2006 Plan (other than Awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code).

Adjustments and Corporate Change

If there is any change in the Company’s Common Stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the stockholders of Common Stock other than a regular cash dividend, the Committee shall have the authority to adjust or substitute the number of or class of shares which may be issued under the 2006 Plan and further shall adjust or substitute the number, class, price or terms of the shares underlying any outstanding Awards as it deems appropriate.

In the event of a corporate change, including (but not limited to) a merger, consolidation, or reorganization of the Company or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly-owned, either directly or indirectly, by the Company), any outstanding Awards under the 2006 Plan shall become fully vested and immediately exercisable or payable at 100% of their respective target levels.

Amendments

The Board in its discretion may terminate the 2006 Plan (except with respect to Awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive Awards, or amend any outstanding Award notice to lower the exercise price or replace any outstanding Award with an Award having a lower exercise price.

Run Rate

Run rate, a means of measuring annual stock dilution, shows how rapidly a company is deploying its shares reserved for issuance under its equity plans. Run rate is calculated as the number of shares of Common Stock subject to awards granted in a given year divided by the number of shares of Common Stock outstanding. The higher the run rate, the greater the dilution. In the last three fiscal years, the Company’s average annual run rate has been 1.6%. If the stockholders approve and adopt the 2006 Plan, the Company expects its future run rate will be approximately the same as the historic rate.

Overhang

Overhang is an analysis of potential dilution to stockholders from the equity being transferred to employees via equity plans. Overhang is calculated by dividing (a) the number of shares of Common Stock subject to issued and outstanding Awards under the Company’s equity plans plus the number of shares of Common Stock available for future grant under the Company’s equity plans by (b) the number of shares described in clause (a) plus the total number of shares of Common Stock outstanding. On approval of the 2006 Plan and termination of any existing authority to make future grants under the existing equity plans other than the 2006 Plan, the Company’s overhang is expected to be approximately 10% in the event all reserved shares were to be used for full value awards.

Federal Income Tax Aspects of the 2006 Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to Awards granted under the 2006 Plan based on U.S. federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances.

Non-Qualified Options.  Non-Qualified Options granted under the 2006 Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options.  Generally, a participant will not recognize ordinary income at the time of grant or exercise of an Incentive Stock Option so long as he or she has been an employee of the Company or its U.S. affiliates from the date the Incentive Stock Option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of Common Stock received on exercise of an Incentive Stock Option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an Incentive Stock Option and satisfies these holding period requirements, the Company may not deduct any amount in connection with the Incentive Stock Option.

If a participant exercises an Incentive Stock Option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock.  In general, a participant who receives an award of Restricted Stock will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the Restricted Stock (less any amount paid for the shares) at the time of grant. The Company will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Restricted Stock Units.  In general, a participant who receives an award of Restricted Stock Units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant becomes vested in the Restricted Stock Units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the Restricted Stock Units are settled in cash). The Company will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights.  There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of Common Stock or the cash received, as the case may be. The Company will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards.  An individual who has been granted a Performance Award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of Common Stock, or cash, as the case may be, at the time the Award becomes vested and is paid to the participant. Generally, the Company will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Code.  Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation income generated in connection with the exercise of Options and Stock Appreciation Rights granted under the 2006 Plan should not be limited by Section 162(m) of the Code. Further, the Company believes that compensation income generated in connection with other types of Awards granted under the 2006 Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such Awards are based solely on the achievement of performance targets established for such grants. The 2006 Plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these Awards. The 2006 Plan is not qualified under Section 401(a) of the Code.

Deferred Compensation.  Any deferrals made under the 2006 Plan, including Awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. The Company intends to structure any Awards under the 2006 Plan to avoid the application of 409A.

Miscellaneous

Awards shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) a qualified domestic relations order, or (iii) if vested, with the consent of the Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, the Company does not believe that the 2006 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
APPROVAL OF THE HANOVER COMPRESSOR COMPANY 2006 STOCK INCENTIVE PLAN.

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth certain information with respect to compensation paid by the Company during the past three fiscal years to all persons who held the position of Chief Executive Officer and our four other most highly compensated executive officers during 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
						Securities
		Annual Compensation			Restricted	Underlying
				Other Annual	Stock	Options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Awards(2)	(# of Shares)	Compensation

John E. Jackson(3)	2005	$540,000	$600,000	—	$275,540	30,000	$7,562
President and Chief	2004	$351,077	$303,400	—	$2,171,551	—	$32,999
Executive Officer	2003	$304,615	$263,493	$26,595	$326,784	37,910	$118,359
Gary M. Wilson(4)	2005	$289,615	$140,000	—	$107,820	13,000	$108,416
Senior Vice President,	2004	$169,231	$158,000	—	$227,567	11,244	$62,166
General Counsel, and	2003	—	—	—	—	—	—
Secretary
Brian A. Matusek(5)	2005	$245,577	$135,000	—	$137,770	17,000	$5,887
Senior Vice President —	2004	$186,521	$63,500	—	$301,835	—	$551
U.S. and Global Services	2003	$56,308	$21,013	—	$43,780	5,622	$183
Lee E. Beckelman(6)	2005	$243,654	$120,000	—	$266,970	17,000	$7,562
Vice President —	2004	$160,000	$50,000	—	$54,103	—	$6,607
Chief Financial Officer	2003	$152,615	$42,588	—	$58,190	3,535	$2,658
Norman A. Mckay(7)	2005	$169,231	$165,169	—	$210,620	13,000	$57,267
Vice President —	2004	—	—	—	—	—	—
Eastern Hemisphere	2003	—	—	—	—	—	—

(1)	Annual cash bonus amounts represent amounts earned and accrued during 2005, 2004, and 2003, but paid subsequent to the end of each respective year.
(2)	The above table provides the value of time-vested restricted stock awards on the date of grant. If the Company declares a dividend on shares of the Common Stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested. Holders of restricted stock have voting power and, once vested, dispositive power with respect to such shares (subject to the Company’s stock ownership guidelines).

Time-vested restricted stock is subject to vesting at no less than three years following the original date of grant, with the exception of a grant made to Mr. Mckay. The Company immediately vested one-third of restricted stock grants for all international employees under the Company’s 2005 Long-Term Incentive Plan on July 8, 2005, the date of grant, to allow such employees to meet the tax obligations in international jurisdictions. Therefore, 3,000 shares of restricted stock were immediately vested from the total grant of 9,000 shares made to Mr. Mckay on July 8, 2005. Restricted stock awards are subject to accelerated vesting in the event of a change of control of the Company.

In last year’s (2005) Proxy Statement, this column of the Summary Compensation Table also included the number and value of shares of performance-based restricted stock awarded to the Named Executive Officers under the Company’s 2004 Long-Term Incentive Plan. Such restricted stock is subject to three year cliff vesting based on the achievement of pre-determined performance criteria.

Under the SEC rules, the Company is allowed, but not required, to report performance-based restricted stock awards in the Summary Compensation Table. In this Proxy Statement, for ease of stockholder reference, information on all performance awards made under the Company’s Long-Term Incentive Plans (including the 2004 awards previously reported in the Summary Compensation Table under the column “Restricted Stock Awards”) are now included in the table captioned “Long-Term Incentive Plans — Awards In Last Three Fiscal Years” (“LTIP Table”) on page 23. The amount of performance-based restricted stock that was previously reported in the Summary Compensation Table for 2004 and now reported in the LTIP Table is provided in column (f) of the table below. The aggregate number of shares and value as of December 31, 2005 of all outstanding restricted stock held by the Named Executive Officers are provided in columns (h) and (i), respectively, of the following table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Performance-Based		Aggregate
	Time-Vested Restricted Stock				Restricted Stock		Restricted Stock
	Vested		Unvested		Unvested
	Shares		Shares		Shares (at	Value (at
Name	(#)	Value	(#)	Value	Maximum) *	Maximum) *	Shares	Value

John E. Jackson	62,929	$887,928	185,686	$2,620,029	26,125	$368,624	274,740	$3,876,581
Gary M. Wilson	6,189	$87,327	38,567	$544,180	15,000	$211,650	59,756	$843,157
Brian A. Matusek	11,023	$155,535	39,480	$557,063	8,125	$114,644	58,628	$827,242
Lee E. Beckelman	6,629	$93,535	30,650	$432,472	5,938	$83,785	43,217	$609,792
Norman A. Mckay	3,000	$42,330	16,000	$225,760	—	—	19,000	$268,090

* The number of shares ultimately earned at the end of a three year performance period and the value of the performance-based restricted stock awarded under the 2004 Long-Term Incentive Plan (the “2004 LTI Plan”) is dependent upon the achievement of predetermined performance objectives and fluctuations in the value of the Company’s Common Stock. Payouts will range from 0% to 125% of the target award; the amount shown is the maximum payable (125%) under the 2004 LTI Plan. See the LTIP Table on page 23 for potential payouts at various performance levels.

(3)	The amount set forth under “All Other Compensation” for 2005 includes (i) $7,000 Company match in Mr. Jackson’s account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $562 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(4)	Mr. Wilson joined Hanover in May 2004. The amount set forth under “All Other Compensation” for 2005 includes (i) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $562, (ii) reimbursement of children’s overseas tuition expense in the amount of $74,797, (iii) personal travel reimbursement in the amount of $23,739 and (iv) reimbursement for tax preparation in the amount of $9,318. Tuition, travel and tax preparation expenses are grossed up to a maximum tax rate of 33% and also reflect currency exchange rate adjustments.

(5)	Mr. Matusek joined Hanover in September 2003. The amount set forth under “All Other Compensation” for 2005 includes (i) $5,325 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $562 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(6)	The amount set forth under “All Other Compensation” for 2005 includes (i) $7,000 Company match in Mr. Beckelman’s account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $562 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(7)	Mr. Mckay joined Hanover in May 2005. The bonus amount of $165,169 includes a signing bonus of $50,000 and an expat hardship bonus of $5,169. The amount set forth under “All Other Compensation” for 2005 includes (i) $2,289 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) $1,749 in premiums paid by Hanover for group term life and accidental death and disability insurance, (iii) $6,298 auto allowance, and (iv) $46,931 housing allowance. Reimbursements for auto and housing reflect currency exchange rate adjustments.

Option Holdings

The following table provides information on grants of stock options by the Company during fiscal year 2005 to the Named Executive Officers. We have not granted stock appreciation rights to any Named Executive Officer.

STOCK OPTIONS GRANTED IN 2005

		Individual Grants
	Number of	% of Total			Potential Realizable Value
	Securities	Options Granted	Exercise		at Assumed Annual Rates
	Underlying	To Employees	or Base		of Stock Price Appreciation
	Options	in Fiscal	Price	Expiration	for Option Term
Name	Granted(#)(1)	Year	($/Sh)	Date	5%($)	10%($)

John E. Jackson	30,000	6.28%	$11.98	July 8, 2015	$226,025	$572,791
Gary M. Wilson	13,000	2.72%	$11.98	July 8, 2015	$97,944	$248,209
Brian A. Matusek	17,000	3.56%	$11.98	July 8, 2015	$128,081	$324,582
Lee E. Beckelman	17,000	3.56%	$11.98	July 8, 2015	$128,081	$324,582
Norman A. Mckay	13,000	2.72%	$11.98	July 8, 2015	$97,944	$248,209

(1)	These grants consist of non-qualified options to acquire shares of Common Stock, which vest 33% per year beginning on the first anniversary of the grant date and are subject to accelerated vesting upon a change of control of the Company.

The following table provides information concerning the stock options exercised by the Named Executive Officers during fiscal year 2005 and the aggregate unexercised options held by the Named Executive Officers as of December 31, 2005.

AGGREGATED OPTION EXERCISES AND 2005 YEAR-END OPTION VALUES

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on	Value	December 31, 2005		December 31, 2005(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John E. Jackson	—	—	148,955	58,955	$186,299	$157,699
Gary M. Wilson	—	—	2,811	21,433	$10,485	$59,145
Brian A. Matusek	—	—	2,811	19,811	$11,553	$47,763
Lee E. Beckelman	—	—	5,517	20,018	$14,411	$44,173
Norman A. Mckay	—	—	—	13,000	—	$27,690

(1)	The value is based upon $14.11 per share, the closing price of the Common Stock on the NYSE on December 30, 2005, less the exercise price.

Performance-Based Long-Term Incentives

The following table provides information concerning long-term incentives awarded to the Named Executive Officers during the last three fiscal years,which are payable contingent upon the achievement of predetermined performance objectives.

LONG-TERM INCENTIVE PLANS — AWARDS IN
LAST THREE FISCAL YEARS

		Number of	Performance	Estimated Future Payouts Under
		Shares, Units	Or Other	Non-Stock Price-Based Plans(4)
		or Other	Period Until	Below
		Rights	Maturation Or	Threshold	Threshold	Target	Maximum
Name	Year (1)	(#) (2)	Payout(3)	($)	($)	($)	($)

John E. Jackson	2005	—	9/30/2008	$0	$390,000	$780,000	$1,560,000
	2004	26,125	9/28/2007	—	—	—	—
	2003	—	—	—	—	—	—
Gary M. Wilson	2005	—	9/30/2008	$0	$70,000	$140,000	$280,000
	2004	15,000	9/28/2007	—	—	—	—
	2003	—	—	—	—	—	—
Brian A. Matusek	2005	—	9/30/2008	$0	$90,000	$180,000	$360,000
	2004	8,125	9/28/2007	—	—	—	—
	2003	—	—	—	—	—	—
Lee E. Beckelman	2005	—	9/30/2008	$0	$90,000	$180,000	$360,000
	2004	5,938	9/28/2007	—	—	—	—
	2003	—	—	—	—	—	—
Norman A. Mckay	2005	—	9/30/2008	$0	$70,000	$140,000	$280,000
	2004	—	—	—	—	—	—
	2003	—	—	—	—	—	—

(1)	The performance criteria for awards are as follows:

2005  Based on average return on capital employed over the three year performance period. Return on capital employed is equal to (1) earnings before interest and taxes, divided by (2) short-term debt plus current maturities of long-term debt plus long-term debt plus minority interest plus stockholders’ equity.

2004 Based on cash flow from operations (50%) and average rental fleet utilization (50%) over the three year performance period.

(2)	2004 performance-based restricted stock awards are shown at the maximum award level and are subject to vesting between 0% and 125% of target at the end of the three year performance period based on the predetermined performance criteria noted in footnote (1) above. The potential payout at various levels of performance achieved (below threshold, at threshold, at target and at maximum) is provided in the table below.

					Value of
	Below	At			Shares at
	Threshold	Threshold	At Target	At Maximum	Maximum as
Name	(#)	(#)	(#)	(#)	of 12/31/05

John E. Jackson	0	15,675	20,900	26,125	$368,624
Gary M. Wilson	0	9,000	12,000	15,000	$211,650
Brian A. Matusek	0	4,875	6,500	8,125	$114,644
Lee E. Beckelman	0	3,563	4,750	5,938	$83,785
Norman A. Mckay	—	—	—	—	—

(3)	Performance awards are subject to accelerated vesting at 100% of their target payout upon a change of control of the Company.

(4)	2005 cash performance awards are shown as ranging from 0% to 200% of the target award based on the predetermined performance criteria noted in footnote (1) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Schlumberger Entities

In August 2001, we purchased Production Operators Corporation (“POC”) from Schlumberger Technology Company (“STC”), Camco International Inc (“CAMCO”), Schlumberger Surenco, S.A. (“Surenco”), Schlumberger Oilfield Holdings Limited (“SOHL”), and Operational Services, Inc. On July 8, 2005, we entered into Amendment No. 2 to the Purchase Agreement dated June 28, 2001 by and among Hanover, Hanover Compression Limited Partnership, and STC, for itself and as successor in interest to Camco, Surenco, and SOHL. STC, Surenco and SOHL, collectively are referred to as “Schlumberger Companies”’. Schlumberger Limited (Schlumberger Limited and the Schlumberger Companies, collectively are referred to as “Schlumberger”’) owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to Amendment No. 2, Schlumberger agreed to eliminate its right to designate a director to serve on our Board of Directors in order for Schlumberger to position itself to have maximum flexibility in terms of its ownership of its shares of our Common Stock. Schlumberger previously had the right under the POC purchase agreement, so long as Schlumberger owned at least 5% of the Common Stock and subject to certain restrictions, to nominate one representative to sit on our Board of Directors. Schlumberger currently has no representative who sits on our Board of Directors. As of December 31, 2005, Schlumberger sold all of their Hanover Common Stock and is no longer considered a related party.

For the year ended December 31, 2005, Hanover did not realize revenue in business dealings with Schlumberger. Hanover made purchases of equipment and services of approximately $0.5 million from Schlumberger during 2005. In August 2001, we entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing Hanover as Schlumberger’s most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger’s coordination and cooperation in further developing Hanover’s international business by making Schlumberger’s offices in certain international markets available to Hanover personnel and (3) providing Hanover with access to consulting advice and technical assistance in enhancing its field automation capabilities.

Transaction Involving Director

Ted Collins, Jr., a director of the Company, owns 100% of Azalea Partners, which owns approximately 15% of Energy Transfer Group, LLC (“ETG”). For the year ended December 31, 2005, we recorded sales of approximately $25.5 million related to equipment leases and sales to ETG. In addition, Hanover and ETG are co-owners of a power generation facility in Venezuela. Under the agreement of co-ownership, each party is responsible for its obligations as a co-owner. In addition, Hanover is the designated manager of the facility. As manager, Hanover received revenues related to the facility and distributed to ETG its net share of the operating cash flow in the amount of $0.5 million during 2005.

Employment Arrangements with Management

Change of Control.  During 2005, the Management Development and Compensation Committee (the “Compensation Committee”) of our Board of Directors completed a review of all existing change of control agreements and arrangements with our executive officers. As a result of such review, the Compensation Committee approved new change of control agreements (“COC Agreements”), and on July 29, 2005, the Company entered into a COC Agreement with each of the Named Executive Officers as well as certain other key executives. The new COC Agreements must be affirmatively renewed each year and are therefore no longer evergreen. The COC Agreements provide severance to the executive in the event he or she is terminated without cause within 12 months after a change of control occurs, or if during that period, such executive terminates his or her employment for “good reason,” as that term is defined in the COC Agreements. In such event, each of Messrs. Beckelman, Matusek, Wilson, and Mckay would be entitled to a severance payment equal to two times the sum of his annual base salary and target bonus. In addition, the COC Agreements provide that the Company pay the executive his or her pro-rated target bonus for the current year and reimburse the executive for health insurance premiums for a period of up to eighteen months. If the executive is terminated for cause, or such executive terminates his or her employment without good reason, Hanover is not obligated to make any severance payments under the COC Agreement. None of the current

COC Agreements provide for tax gross up payments. Any prior agreement with each executive officer relating to change of control or severance has been terminated.

In addition to the benefits payable under the foregoing described agreements, in the event of a change of control of the Company, Hanover would accelerate for all employees the vesting of long-term incentives under the terms of the respective equity incentive plans as well as the Company’s match in the Hanover 401(k) Plan. In the event of a change of control, unvested performance awards would be deemed vested at target levels.

John E. Jackson.  On July 29, 2005, the Company also entered into a Change of Control and Severance Agreement with the Company’s President and Chief Executive Officer, John E. Jackson. Mr. Jackson’s agreement provides that if his employment is terminated without cause within 12 months after a change of control occurs, or if during that period, Mr. Jackson terminates his employment for “good reason,” as that term is defined in the COC Agreements, Mr. Jackson would be entitled to a severance payment equal to three times the sum of his annual base salary and target bonus. If Hanover terminates Mr. Jackson without cause at any time other than the 12 months following a change of control, Mr. Jackson would be entitled to a severance payment equal to his annual base salary and target bonus. In either of these circumstances, the agreement provides that the Company pay Mr. Jackson’s pro-rated target bonus for the current year and reimburse Mr. Jackson for health insurance premiums for a period of up to eighteen months. If Mr. Jackson is terminated for cause, or Mr. Jackson terminates his employment without good reason, Hanover is not obligated to make any severance payments to Mr. Jackson. The prior agreement with Mr. Jackson relating to change of control or severance has been terminated.

Gary M. Wilson.  The Board of Directors authorized the Company to enter into an agreement dated April 9, 2004, that provides for a two-year education allowance for Mr. Wilson’s children of $50,000 per annum for two years followed by $25,000 per annum for two years and an allowance for Mr. Wilson’s family to travel at full economy return rates between the United Kingdom and the United States. These allowances are grossed up to a maximum rate of approximately 33% (subject to annual review) and are also subject to currency exchange rate adjustments. The value of these benefits during 2005 is provided in the “Summary Compensation Table” on page 20.

Norman A. Mckay.  The Board of Directors authorized the Company to enter into an agreement dated March 31, 2005 (effective May 16, 2005), that in addition to a base salary of $275,000, provided a $50,000 signing bonus and an initial award of 10,000 shares of restricted stock. The restricted stock will vest at 33% per year beginning on the first anniversary of the grant date, May 19, 2005 (subject to accelerated vesting in the event of a change of control). In addition, the agreement provides for an international benefits package covering housing, schooling, auto, travel, medical and other benefits. The value of these benefits during 2005 is provided in the “Summary Compensation Table” on page 20.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Hanover’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm (the “independent auditors”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee monitors these processes.

The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During fiscal year 2005, management completed its documentation, testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and the independent auditors, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Committee also received the report from the independent auditors on management’s assessment of the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission; concluded that the independent auditors meet the requirements for independence; and directed that the appointment of the independent auditors for 2006 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Margaret K. Dorman, Chair
I. Jon Brumley
Gordon T. Hall
Alvin V. Shoemaker
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

This report is required by rules established by the SEC and provides specific information regarding compensation for the Company’s Chief Executive Officer and the other Named Executive Officers listed in the “Summary Compensation Table” on page 20.

Compensation Philosophy and Objectives of Executive Compensation Programs

The Management Development and Compensation Committee is comprised of independent, non-employee directors and works closely with the entire Board of Directors in the execution of its duties.

It is the philosophy of Hanover and the Committee that compensation plays a vital role in achieving short and long-term business objectives that ultimately drive long-term success. Our compensation programs are designed to:

•	focus management on the Company’s critical goals that we believe contribute to long-term shareholder value;

•	link pay and performance consistent with the Company’s values; and

•	motivate, reward, retain and attract key employee and executive talent required to achieve corporate objectives.

Hanover’s compensation programs include base salaries, annual performance-based incentives and long-term incentives for key employees and executives.

In keeping with our pay for performance philosophy, a substantial percentage of our executive officers’ compensation is variable, based on pre-determined financial targets set at the corporate level as well as individual performance objectives. The variable pay components at target levels are generally set to be competitive within the marketplace.

The Committee has retained a third-party consultant to assist the Committee with maintaining an awareness of best practices in executive compensation, to assist in developing the Company’s compensation programs, and to assist in completing a competitive review of compensation in the marketplace. (During 2005, the third-party consultant was paid $65,285 for services provided to the Committee.)

In considering the appropriate levels of compensation, the Committee also engages in a discretionary review of total compensation and uses as a reference published compensation surveys, information obtained from compensation consultants, and compensation data contained in the proxy statements for companies which the Committee has identified as energy services industry peers. While the Committee considers this information in their decision-making process, performance is the primary factor in determining the compensation of the Company’s executive officers.

Elements of Executive Compensation

The Company’s compensation program for key employees and executives includes base salary, annual performance-based incentives, and long-term incentives. Each of these compensation components is further described below.

Base Salaries

The Committee reviews and recommends to the independent members of the Board of Directors the base salaries for executive officers. The review is based on each executive officer’s performance, scope of responsibilities, his or her future potential, experience and competitive market pay levels. Messrs. Beckelman and Matusek, who are Named Executive Officers, each received a substantial increase in base salary during 2005 due to a significant promotion and increase in job responsibilities, which also positioned both individuals as executive officers for the first time in 2005. The base salary of the CEO is discussed in more detail below.

Annual Performance-Based Incentive Compensation

The Company’s annual incentive plan is structured to provide cash incentives to key employees based on the achievement of corporate and individual objectives. Under the plan, the target award opportunity for eligible employees is established as a percentage of eligible earnings (an employee’s base salary, prorated, if applicable) and is based on the market data previously described as well as a consideration of internal position alignment within the Company. For 2005, annual incentive compensation was based on the following:

Annual Performance Objectives — 2005

	Percent of
Performance Measure	Total Award	Performance Level	Payout Range

Corporate Performance Objectives
EBITDA — earnings before interest, tax, depreciation and amortization	25%	Below Threshold	0%
		Threshold	12.5%
		Target	25.0%
		Maximum	37.5%

	Percent of
Performance Measure	Total Award	Performance Level	Payout Range

ROCE — return on capital employed	25%	Below Threshold	0%
		Threshold	12.5%
		Target	25.0%
		Maximum	37.5%
Individual Performance Objectives
These performance measures are tailored to each individual’s responsibilities and reflect operational, strategic and financial objectives that are established as part of the annual planning process	50%		Ranging from 0% to 150.0% of Target Award

Actual incentives paid to executive officers (excluding the CEO) under the annual incentive plan averaged 46.7% of eligible individuals’ earnings. The performance level achieved on the corporate performance objectives described above was 93.2% of target, and the portion of awards based on individual performance objectives varied according to the individual results achieved by each executive.

Long-Term Incentive Compensation

The Committee and the Company believe that its executive officers and other key employees should have an ongoing stake in the success of the Company and that these individuals should have a meaningful portion of their total compensation tied to the Company’s financial and operational performance.

Under the Company’s current stock incentive plans, the Committee has the authority to provide long-term incentives to executive officers and other key employees through the award of cash, stock options and restricted stock. In order to provide a strong focus on creating value and at the same time aligning the interests of executive officers and other key employees with those of stockholders, the Committee chose to provide long-term incentives in 2005 to executives (excluding the CEO) as follows:

•	Restricted Stock. 30% of the total awards in 2005 were in the form of time-vested restricted stock that vests at the rate of one-third per year on each anniversary from the date of grant over three years. The restricted stock awards were granted in order to build direct ownership of Company shares and to align employee and stockholder interests since the value of restricted stock moves in tandem with the market value of the Company. Restricted stock also aids in executive retention.

•	Non-qualified Stock Options. 30% of the total awards in 2005 were in the form of non-qualified options to purchase the Company’s Common Stock. The options vest at the rate of one-third per year on each anniversary from the date of grant over three years and were granted with an exercise price of $11.98, the fair market value of the Company’s Common Stock on July 8, 2005, the date of grant. Stock options were chosen as a component of the long-term incentive program to focus executives on creating long-term shareholder value.

•	Cash Performance Award. 40% of the total long-term incentive awards in 2005 were in the form of a cash performance award. The cash performance award is subject to vesting at the end of a three-year performance period subject to the achievement of pre-determined corporate performance objectives with payouts that could range between 0 and 200% of target. During 2005, the Committee recommended and the independent members of the Board of Directors approved the use of return on capital employed (“ROCE”) as the performance measure for the three year performance period commencing in 2005.

The size of awards granted to executive officers is based on the Committee’s assessment of individual responsibility, performance, future potential, experience, prior long-term incentive awards and market compensation data previously described.

Change of Control and Severance Arrangements

The Company has entered into change of control agreements with each of the Company’s Named Executive Officers and certain other key executives. These agreements provide for continued employment of the executive for a period of time following a change of control and are designed to ensure continuity of management in the event of a threatened change of control. During 2005, the Committee reviewed existing change of control arrangements and completed an analysis of competitive data and best practices. As a result of its review, the Committee approved new agreements that must be affirmatively renewed each year and are therefore no longer evergreen. The agreements provide that if the executive is terminated within 12 months after an actual change of control occurs, or if during that period the executive terminates his employment for “good reason,” as defined in the agreements, he or she would be entitled to a severance payment equal to a multiple ranging from one to three times the executive’s annual base salary and target bonus. None of the current agreements provide for tax gross up payments. Each executive voluntarily relinquished his or her prior arrangement for a new agreement, effective July 29, 2005.

In addition to change of control protection, Mr. Jackson’s agreement also provides that if the Company terminates Mr. Jackson without cause in a period other than the 12 months following a change of control, Mr. Jackson would be entitled to a severance payment equal to one times his annual base salary and target bonus. A description of the material terms of the change of control and severance agreements currently in effect is provided on page 24.

Chief Executive Officer Compensation

John E. Jackson joined Hanover in January 2002 as Senior Vice President and Chief Financial Officer. On July 29, 2004, Mr. Jackson was elected to the Board of Directors, and effective on October 25, 2004, Mr. Jackson was elected President and Chief Executive Officer of the Company. The Committee entered into an employment arrangement with Mr. Jackson dated October 5, 2004, which provided for an initial annual base salary of $540,000 and target bonus of 100% of base salary, which can be adjusted based upon Company and personal performance compared with agreed upon objectives. The Committee met with the independent members of the Board in executive session and applied the philosophy and methodology described earlier in this report to determine Mr. Jackson’s 2005 compensation. The Committee also considered the challenges faced by Mr. Jackson in making significant progress to restructure the Company’s balance sheet and return the Company to a positive earnings position. Mr. Jackson’s 2005 compensation includes the following:

Base Salary.  Under the agreement entered into with Mr. Jackson upon his election in 2004 as President and Chief Executive Officer, Mr. Jackson received no increase in base salary during 2005.

Annual Incentive Award.  Based on the Company’s performance with respect to the measures described under the “Annual Performance-Based Incentive Compensation” section above and personal objectives approved by the Committee, Mr. Jackson was paid an annual incentive bonus of $600,000 for 2005. This award represents 111% of target and was determined as follows:

•	Performance on corporate objectives for EBITDA and ROCE comprised 50% of the CEO’s total annual incentive award (see “Annual Performance Objectives-2005” on page 28). Taken together, the corporate objectives for 2005 were achieved at 93.2% of target.

•	Performance on personal objectives comprised the remaining 50% of the CEO’s total annual incentive award. The Committee determined, with concurrence from the independent members of the Board of Directors, that Mr. Jackson achieved his personal objectives at 132% of target. Mr. Jackson achieved the following results in connection with his personal objectives for 2005:

•	Developed a three-year strategic plan designed to grow the Company and improve operating results and earnings per share;

•	Reduced salary, general and administrative expenses to 13.3% of revenue in 2005 as compared to 14.7% in 2004;

•	Reduced the Company’s debt by $165 million;

•	Reduced the Company’s total recordable incident rate (“TRIR”) from 2.25 to 2.1;

•	Implemented Foreign Corrupt Practices Act, ethics and compliance training programs throughout the Company;

•	Completed a minimum of six executive level client presentations; and

•	Improved the Company’s tax position by reducing the Company’s pre-tax losses, on which a tax valuation allowance is provided.

Long-Term Incentives.  The Committee recommended and the independent members of the Board approved on July 8, 2005, the following long-term incentive award for Mr. Jackson:

•	A grant of 30,000 non-qualified options to purchase Hanover Common Stock priced at $11.98, the closing market price on the date of grant, and 23,000 shares of restricted stock, which together represents 40% of Mr. Jackson’s 2005 long-term incentive award. The options and restricted stock vest at the rate of one-third per year on the anniversary date of grant over a three year period; and

•	A cash performance award of $780,000 at target, which represents 60% of Mr. Jackson’s 2005 long-term incentive award. The cash performance award is subject to vesting at the end of a three-year performance period pursuant to the achievement of a pre-determined corporate objective with a payout amount that could range between 0 and 200% of target. The performance measure recommended by the Committee and approved by the Board of Directors is based upon the average ROCE over the performance period.

This award is intended to provide an incentive for retention, ensure a greater ownership stake in the Company by the executive, improve operating results and grow stockholder value.

Value of Total Compensation Earned in 2005

Set forth below is a summary of the dollar values of the total annual compensation provided to each of the Named Executive Officers for 2005:

				Long-Term Incentive Awards (1)
	Cash Compensation					Cash	Total Compensation
	Salary	Incentives				Performance		Total
	Paid in	Paid For		Stock	Restricted	Award		At
	Fiscal	Fiscal	Other	Options	Stock	at Target		Risk
	2005	2005	(2)	(3)	(4)	(5)	Total	(6)

John E. Jackson	$540,000	$600,000	$7,562	$152,418	$275,540	$780,000	$2,355,520	$932,418
President and Chief
Executive Officer
Gary M. Wilson	289,615	140,000	108,416	66,048	107,820	140,000	851,899	206,048
Senior Vice
President and
General Counsel
Brian A. Matusek	245,577	135,000	5,887	86,370	137,770	180,000	790,604	266,370
Senior Vice
President — U.S.
and Global Services
Lee E. Beckelman	243,654	120,000	7,562	86,370	266,970	180,000	904,566	266,370
Vice President —
Chief Financial
Officer
Norman A. Mckay	169,231	165,169	57,267	66,048	210,620	140,000	808,335	206,048
Vice President —
Eastern Hemisphere

(1)	The awards under the 2005 Long-Term Incentive Plan (“2005 LTI Awards”) were recommended by the Committee on July 7, 2005, and affirmed by the independent members of the Board on July 8, 2005. In addition to the 2005 LTI Awards, the table reflects that on March 9, 2005, Mr. Beckelman received an award of 10,000 shares of restricted stock in connection with his promotion to Chief Financial Officer, and on May 19, 2005, Mr. Mckay received an award of 10,000 shares of restricted stock in connection with his initial employment arrangement with the Company.

(2)	The “Other” column is the total of the amounts shown in the “All Other Compensation” columns of the “Summary Compensation Table” on page 20.

(3)	Amounts shown are expected values calculated as of the grant date using the Black Scholes pricing model under FAS 123. Stock options vest at one-third per year on each anniversary date of grant over a three year period.

(4)	The restricted stock awards are based on the closing market price on the date of grant, provided in footnote (1): (a) 2005 LTI Awards — $11.98 per share; (b) Beckelman award upon promotion to CFO — $12.92 per share; and (c) Mckay new hire award — $10.28 per share. The actual value of restricted stock awards ultimately realized by the executives will vary according to the market price of the Company’s Common Stock. All grants of restricted stock vest at one-third per year on each anniversary date of grant over a three year period with the exception of Mr. Mckay’s restricted stock 2005 LTI Award. The Company immediately vested one-third of all restricted stock 2005 LTI Awards to international employees on July 8, 2005, the date of grant, to allow such employees to meet the tax obligations in international jurisdictions. Therefore, 3,000 shares of the total restricted stock 2005 LTI Award to Mr. Mckay of 9,000 shares were immediately vested on July 8, 2005, the date of grant.

(5)	The value of the cash award shown is at target; actual payouts can range from 0% to 200% of target depending on the achievement of pre-determined performance objectives. These awards vest at the end of a three-year performance period.

(6)	The total compensation “at risk” represents the Black Scholes value of stock options awarded during 2005 along with the cash performance award. The actual value of stock options and cash performance awards ultimately realized by the named executives will vary based on, among other things, the Company’s operating performance and fluctuations in the market price of the Company’s Common Stock.

Stock Ownership Guidelines

The Committee and the Board believes that it is important for our executives to build and maintain an equity stake in the Company to align the executive’s interest with those of our stockholders. Our ownership policy for executives covers stock options and restricted stock awarded subsequent to March 2004 and requires executives to adhere to the following stock ownership guidelines:

•	Chief Executive Officer and Chief Financial Officer — 50% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) for a period of three years following an option exercise or vesting of restricted stock awards.

•	Section 16 Officers and direct reports to the Chief Executive Officer — 33% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) for one year following an option exercise or vesting of restricted stock awards.

In addition, stock ownership guidelines have been adopted for the Board of Directors. Directors are required to retain all restricted stock (except for sales to provide for the payment of taxes due upon vesting) until his or her service as a director concludes.

Limitation of Tax Deduction for Executive Compensation

Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on non-performance-based compensation to executive officers in excess of $1 million. We believe the performance-based restricted stock awards made in 2004 and the cash performance award made in 2005 under the Company’s long-term incentive plans qualify as performance-based pay. No specific actions have been taken with regard to annual cash bonus compensation to comply with Section 162(m).

Submitted by the Management Development and
Compensation Committee of the Board of Directors

I. Jon Brumley, Chair
Robert R. Furgason
Victor E. Grijalva
Stephen M. Pazuk

PERFORMANCE GRAPH

The performance graph below shows the cumulative total stockholder return on our Common Stock compared to the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) and the Oilfield Service Index (the “OSX”) over the five-year period beginning January 1, 2001. The results are based on an investment of $100 in each of our Common Stock, the S&P 500 Index and the OSX. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits.

Comparison of Five Year Cumulative Total Return

During 2002, Hanover added three new independent Board members and made significant changes in its senior management team in response to earnings restatements that led to class action and derivative shareholder litigation and an investigation by the Securities and Exchange Commission. These matters were resolved in 2004, at which time two additional independent directors were added to the Board in a process involving the Company’s stockholders. The graph below shows Hanover’s performance during the period of January 1, 2003 through December 31, 2005.

Comparison of Three Year Cumulative Total Return

There can be no assurance that our stock performance will continue into the future with the same or similar trends depicted in the performance graph. We do not make or endorse any predictions as to the future performance of our stock. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the

Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.
GENERAL INFORMATION

2007 Annual Meeting of Stockholders

Any proposals of stockholders that are intended for inclusion in our Proxy Statement for our 2007 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 16, 2006. Notice of a stockholder proposal submitted for consideration at the 2007 Annual Meeting but not for inclusion in our Proxy Statement must be received no later than February 18, 2007. If a stockholder proposal is not received by us by February 18, 2007, it will be considered untimely and our proxy for the 2007 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2007 Annual Meeting. Stockholder proposals must be in writing and delivered to our principal executive office at 12001 North Houston Rosslyn, Houston, Texas 77086 Attention: Corporate Secretary.

Annual Reports

Our 2005 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005. Please direct any such requests to the attention of the Corporate Secretary, Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086 or by telephone at (281) 405-5175. Such document is also available at the website of the SEC, which can be found at http://www.sec.gov.

APPENDIX A

SHAREHOLDER ELECTION OF DIRECTORS
(Excerpt from Hanover Compressor Company Governance Principles)

Due to limitations in the enforceability of a majority vote standard under Delaware General Corporate Law, the Board has adopted the following policy that will be adhered to by all current Directors and any Director subsequently elected to the Board:

In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall tender a letter of resignation from the Board within three business days following certification of the shareholder vote, which letter of resignation will be subject to acceptance by the Board.

Within 90 days of certification of the shareholder vote, the Nominating and Governance Committee shall recommend that the Board either reject or accept such resignation, and in the latter event, shall determine to (i) allow the director position to become vacant and fill such position as expeditiously as possible, or (ii) reduce the size of the Board to eliminate the director position. Thereafter, the Board will promptly disclose their decision (and, if applicable, the reasons for rejecting a Director’s resignation) in a press release to be disseminated in the manner that Company press releases are typically distributed.

In the event of a Director’s resignation under these circumstances, only those directors who received a greater number of votes “for” their election than votes “withheld” from their election at the most recently held meeting of shareholders (the “Approved Directors”) shall participate in the deliberations by and the actions of the Nominating and Governance Committee and the Board pursuant to this policy. Therefore, if each member of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the Approved Directors shall appoint a committee of the Board composed of Approved Directors only to consider the resignation offers and recommend to the Board whether to accept them. If the Approved Directors numbers three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Any Director who fails to adhere to this policy and does not tender his or her letter of resignation as required shall not be nominated for election as a Director at the next annual meeting of shareholders.

A-1

APPENDIX B

INDEPENDENCE STANDARDS FOR DIRECTORS
(Excerpt from Hanover Compressor Company Governance Principles)

A majority of the Directors will be “independent” Directors as defined under applicable law, regulation and the rules of New York Stock Exchange (“NYSE”).

To be considered independent, the Board must affirmatively determine that a Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). For the purpose of these provisions, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-laws and anyone sharing the person’s home (except domestic employees); provided that immediate family members shall not include persons who have died, are incapacitated or are divorced or legally separated from the director. The Board has established the following guidelines, all of which must be satisfied for a director to be presumptively independent, to assist the Board in determining Director independence:

1. Employment: A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship. In addition, a Director that has been employed, or whose immediate family member has been employed, as an elected officer of the Company or its subsidiaries (direct or indirect) or affiliates (defined as any individual or business entity that owns at least 12.5% of the securities of the Company having ordinary voting power) is not independent until five years after the end of such employment relationship.

2. A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3. A Director who is a current partner, or whose immediate family member is a current partner, of a firm that is the Company’s internal or external auditor is not “independent”; a Director who is a current employee of such a firm is not “independent”; a Director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not “independent”; and a Director or a Director whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time is not “independent.”

4. A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives, or present executives of an affiliate of the Company, serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5. Other Business Dealings: A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

In addition, a Director is not “independent” if the Director, or an immediate family member of the Director, received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the Director that serves as, (i) an advisor, consultant, or legal counsel to the Company, an affiliate of the Company or to a member of the Company’s senior management; or (ii) a significant customer or supplier of the Company or an affiliate of the Company; provided, however, that any Director who was a member of the Board on May 13, 2003 and within the last three years has retired from an entity that would otherwise fit the definition included in (i) or (ii) of this paragraph shall not be rendered non-independent by virtue of remuneration he or she received prior to joining the Board.

B-1

A Director is deemed to have received remuneration (other than remuneration as a Director, including remuneration provided to a non-executive Chairman of the Board, Committee Chairman, or Lead Director), directly or indirectly, if remuneration, other than de minimis remuneration, was paid by the Company, its subsidiaries (direct or indirect), or affiliates, to any entity in which the Director has a beneficial ownership interest of five percent or more, or to an entity by which the Director is employed or self-employed other than as a Director. Remuneration is deemed de minimis remuneration if such remuneration is $60,000 or less in any calendar year or, if such remuneration is paid to an entity, it (i) did not for the calendar year exceed the lesser of $5 million, or five percent (5%) of the gross revenues of the entity and (ii) did not directly result in a material increase in the compensation received by the Director from that entity.

6. A Director is not “independent” if the Director or the Director’s immediate family member has any personal services contract(s) with the Company, any affiliate of the Company or any member of the Company’s senior management.

7. A Director is not “independent” if the Director or the Director’s immediate family member has been affiliated with a not-for-profit entity that receives significant contributions from the Company or any affiliate of the Company.

8. A Director is not “independent” if the Director or the Director’s immediate family member, during the current calendar year or any of the three immediately preceding calendar years, has had any business relationship with the Company or any affiliate of the Company for which the Company or any affiliate of the Company has been required to make disclosure under Regulation S-K promulgated under the Securities Act of 1933, other than for service as a Director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a Director joining the Board shall not in and of itself render the Director non-independent.

9. A Director is not “independent” if the Director or the Director’s immediate family member has been employed by a public company at which an executive officer of the Company or any affiliate of the Company serves as a director.

10. The Board will annually review all commercial, charitable and other relationships of Directors in order to assess the materiality of any such relationship both to the Company and to the other commercial or charitable organization and allow the Board to make a determination regarding each Director’s independence. Any Director who fails to meet the guidelines set forth above shall refrain from assessing the independence of the other members of the Board.

B-2

APPENDIX C

HANOVER COMPRESSOR COMPANY

2006 STOCK INCENTIVE PLAN

I.	PURPOSE	C-2
II.	DEFINITIONS	C-2
III.	EFFECTIVE DATE AND DURATION OF THE PLAN	C-5
IV.	ADMINISTRATION	C-5
V.	SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS	C-6
VI.	ELIGIBILITY AND GRANT OF AWARDS	C-7
VII.	STOCK OPTIONS	C-7
VIII.	RESTRICTED STOCK	C-9
IX.	RESTRICTED STOCK UNITS	C-10
X.	STOCK APPRECIATION RIGHTS	C-11
XI.	PERFORMANCE AWARDS	C-12
XII.	RECAPITALIZATION OR REORGANIZATION	C-13
XIII.	AMENDMENT AND TERMINATION OF THE PLAN	C-14
XIV.	MISCELLANEOUS	C-14

HANOVER COMPRESSOR COMPANY

2006 STOCK INCENTIVE PLAN

I.  PURPOSE

The purpose of the HANOVER COMPRESSOR COMPANY 2006 STOCK INCENTIVE PLAN is to provide a means through which HANOVER COMPRESSOR COMPANY, a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

II.  DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Performance Awards.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Paragraph IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $.001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(i) “Company” means Hanover Compressor Company, a Delaware corporation.

(j) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation of the Company or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.

(k) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any

Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) An “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means any Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(u) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including but not limited to one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the Company’s market share;

(4) the market share of a business unit of the Company designated by the Committee;

(5) the Company’s sales;

(6) the sales of a business unit of the Company designated by the Committee;

(7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;

(8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee;

(9) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee;

(10) the economic value added;

(11) the return on stockholders’ equity achieved by the Company;

(12) the return on capital employed of the Company or any business unit of the Company designated by the Committee; or

(13) the total stockholders’ return achieved by the Company.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.

(v) “Plan” means the Hanover Compressor Company 2006 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means Common Stock subject to certain restrictions as described in Paragraph VIII of the Plan.

(x) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(y) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(z) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(aa) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III.  EFFECTIVE DATE AND DURATION OF THE PLAN

After its adoption by the Board, the Plan shall become effective upon the date of stockholder approval. Notwithstanding any provision in the Plan, no Award shall be granted hereunder prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired, vested or forfeited, and/or satisfied or expired.

IV.  ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Management Development and Compensation Committee of the Board (the “Committee”) or such other committee, if any, that may be designated by the Board to administer the Plan; provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function).

(b) Powers.  Subject to Paragraph IV(d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  The Committee may delegate to one or more officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee shall delegate to the Governance Committee of the Board the authority to make Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V.  SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 6,000,000. Any Shares of Common Stock issued or reserved for issuance pursuant to Options, Restricted Stock or other stock-settled Awards (e.g., stock-settled Restricted Stock Units or Stock Appreciation Rights) shall be counted against the limitation of this Paragraph V(a) as one share for every share subject thereto; provided, however, that if any Award is cancelled, expired, forfeited, settled in cash, or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan. Provided further, if issued but unvested shares of Restricted Stock are forfeited, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the limitation of this Paragraph V(a) and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during a calendar year shall not exceed

500,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XII). In addition, the maximum amount of compensation that may be paid under Awards granted to any one individual during a calendar year may not exceed $5,000,000. The limitations set forth in this paragraph are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.  ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include Incentive Stock Options, Non-Qualified Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time. The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

VII.  STOCK OPTIONS

(a) Option Period.  Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 10 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 10th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Paragraph XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII.  RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.  RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. If a Participant’s Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 2 1/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

X.  STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  If a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Paragraph XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum or in installments, as prescribed in the Award Notice, and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to any Stock Appreciation Rights that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XI.  PERFORMANCE AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof:

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(b) Vesting.  If a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(c) Award Criteria.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(e) Award Notice.  Each Performance Award shall be evidenced by a Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XII.  RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than through a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) Corporate Changes.  Effective upon a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, and all Performance Awards shall vest and become immediately payable in full at 100% of their respective target levels. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII.  AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraph VII(f), or (c) amend Paragraph XII to delete items (a) or (b).

XIV. MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Company, in its sole discretion provided that any such transfer is permitted under the applicable securities laws.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

HANOVER COMPRESSOR COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF HANOVER COMPRESSOR COMPANY
The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Victor E. Grijalva and Gordon T. Hall, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 2006 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, May 11, 2006, at the Omni Hotel, Four Riverway, Houston, Texas, 77056, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. You are encouraged to specify your choices by marking the appropriate boxes (see reverse side). The proxies cannot vote your shares unless you sign and return this card or vote by telephone or internet.
(continued and to be signed on the reverse side)
COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
HANOVER COMPRESSOR COMPANY
MAY 11, 2006
PROXY VOTING INSTRUCTIONS
Mail
Date, sign and mail your proxy card in the envelope provided as soon as possible.
OR
Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437)
from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
OR
Internet: Access www.voteproxy.com and follow the on-screen instructions.
Have your proxy card available when you access the web site.
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN CONNECTION WITH PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

1.	Election of	☐	FOR ALL NOMINEES
	Directors	☐	WITHHOLD AUTHORITY for all nominees
		☐	FOR ALL EXCEPT (see instructions below)
NOMINEES FOR ONE-YEAR TERM EXPIRING AT 2007 ANNUAL MEETING OF STOCKHOLDERS:

¡ I. Jon Brumley	¡ Gordon T. Hall
¡ Ted Collins, Jr.	¡ John E. Jackson
¡ Margaret K. Dorman	¡ Stephen M. Pazuk
¡ Robert R. Furgason	¡ L. Ali Sheikh
¡ Victor E. Grijalva
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	Ratification of Reappointment of PricewaterhouseCoopers LLP
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the Hanover Compressor Company 2006 Stock Incentive Plan
	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.
This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES and FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS HANOVER COMPRESSOR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006. HOWEVER, THIS PROXY CANNOT BE VOTED FOR PROPOSAL 3 — APPROVAL OF THE 2006 STOCK INCENTIVE PLAN WITHOUT YOUR DIRECTION.
To include any comments, use the comments box on the reverse side of this card.

Mark here if you plan to attend the meeting	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.